    As filed with the Securities and Exchange Commission on January 6, 2000

                                                      Registration No. 333-_____
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           ---------------------------

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            -------------------------

                                 ALLERGAN, INC.
--------------------------------------------------------------------------------
             (Exact name of Registrant as specified in its charter)

           DELAWARE                                              95-1622442
--------------------------------                             -------------------
(State or other jurisdiction of                               (I.R.S. Employer
 incorporation or organization)                              Identification No.)

                            -------------------------

                                2525 DUPONT DRIVE
                            IRVINE, CALIFORNIA 92612
                                 (714) 246-4500
--------------------------------------------------------------------------------
               (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                            -------------------------

                                 Allergan, Inc.
                      Executive Deferred Compensation Plan
--------------------------------------------------------------------------------
                              (Full title of plan)

                            -------------------------

                             FRANCIS R. TUNNEY, JR.
     CORPORATE VICE PRESIDENT-ADMINISTRATION, GENERAL COUNSEL AND SECRETARY
                                 ALLERGAN, INC.
                                2525 DUPONT DRIVE
                            IRVINE, CALIFORNIA 92612
                                 (714) 246-4500
--------------------------------------------------------------------------------
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                            -------------------------

                         CALCULATION OF REGISTRATION FEE

=====================================================================================================================
                                                                   PROPOSED          PROPOSED
                                                                   MAXIMUM           MAXIMUM
                                                AMOUNT             OFFERING          AGGREGATE         AMOUNT OF
           TITLE OF SECURITIES                   TO BE            PRICE PER          OFFERING         REGISTRATION
            TO BE REGISTERED                 REGISTERED(1)          SHARE            PRICE(2)            FEE
---------------------------------------------------------------------------------------------------------------------
DEFERRED COMPENSATION OBLIGATIONS             $12,500,000            100%           $12,500,000          $3,300
=====================================================================================================================

(1) This Registration Statement is filed for up to $12,500,000 in Deferred Compensation Obligations of the Registrant pursuant to its Executive Deferred Compensation Plan, which by its terms includes unsecured obligations of the Registrant to pay, in the future, deferred compensation in accordance with the terms of the Allergan, Inc. Executive Deferred Compensation Plan. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Executive Deferred Compensation Plan described herein.

(2)  Estimated solely for purposes of calculating registration fees.

================================================================================

                                  INTRODUCTION

        This Registration Statement on Form S-8 is filed by Allergan, Inc., a Delaware corporation (the "Company"), and relates to $12,500,000 of unsecured obligations of the Company to pay deferred compensation in the future (the "Obligations") in accordance with the terms and provisions of the Company's Executive Deferred Compensation Plan (the "Plan").

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1. PLAN INFORMATION.*

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.*

        * Information required by Part 1 of Form S-8 to be contained in the
          Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the "Securities Act"), and the Note to Part I of Form S-8.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

        The following documents, which previously have been filed by the Company with the Securities and Exchange Commission (the "Commission"), are incorporated herein by reference and made a part hereof:

        (i) The Company's Annual Report on Form 10-K for the year ended December 31, 1998

        (ii) The Company's Quarterly Reports on Form 10-Q for the quarters ended March 26, June 25, and September 24, 1999; and

        (iii) The description of the Company's Common Stock contained in the Company's Registration Statement on Form S-1 (Registration No. 33-28855), including any amendment or report filed for the purpose of updating such description.

        All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment hereto which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

        For purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES.

        $12,500,000 of Obligations are being registered under this Registration Statement to be offered to a select group of management and highly compensated employees of the Company who have been selected by a committee (the "Committee") which is appointed by the Corporate Benefits Committee of the Company which is comprised of members of management appointed by the Board of Directors of the Company (the "Board") to participate in the Plan and who have completed and submitted to the Company a written agreement electing to participate in the Plan (a "Participation Agreement"). The Obligations are general unsecured and unfunded obligations of the Company to pay deferred compensation in the future in accordance with the terms of the Plan.

        The amount of compensation deferred by each participant in the Plan is determined in accordance with the Plan based upon elections by each participant. To participate in the Plan, during the calendar year, a participant must defer a minimum of $5,000 (or other such amount as may be designated by the Committee) from either base salary or bonuses or a combination of base salary and bonuses, and may elect to defer up to a maximum of 100% of such participant's base salary and bonuses earned during the calendar year ("Deferral Amount") by completing and submitting to the Company a "Deferral Election Form."

        Obligations will consist of an amount equal to each participant's "Deferral Account" under the Plan, which includes (i) the sum of the participant's Deferral Amounts plus (ii) amounts credited to the participant's Deferral Account based on the participant's selection from measurement fund alternatives in accordance with and subject to the rules and procedures established from time to time by the Committee, plus (iii) any Plan Restoration Credits (employer contributions to or allocations, other than trust income or earnings, made under the Allergan, Inc. Savings and Investment Plan and the Allergan, Inc. Employee Stock Ownership Plan, which would have been contributed or allocated under those plans on behalf of the participant but that could not be contributed or allocated due to Internal Revenue Code limitations), which have been added to the participant's account; less (iv) all distributions made to the participant or his or her beneficiary pursuant to the Plan that relate to the participant's Deferral Account.

        A participant may elect in his or her Participation Agreement to receive distributions from his or her Deferral Account in one of several manners, including lump sum or installment payments. The distribution choices provided to a participant may differ depending on the circumstances under which that participant terminates employment with the Company, for instance by retirement, death or disability. The participant also may be eligible to receive distributions or make unscheduled withdrawals from his or her Deferral Account while still employed with the Company.

        An irrevocable trust has been established to pay the Obligations. All amounts of base salary or bonuses that are deferred under the Plan shall be contributed to the trust. The Plan is administered by the Corporate Benefits Committee, which has the power to make, amend, interpret and enforce all appropriate rules and regulations for the administration of the Plan, to construe and resolve all questions arising under the Plan, and otherwise to carry out the terms of the Plan. The Company, by action of the Board, may terminate the Plan at any time and may amend the Plan from time to time; provided, however, that no such amendment or termination shall be effective, without the participant's consent, to the extent it reduces or eliminates (except to the extent that amounts are distributed under the Plan) the value of a participant's Deferral Account balance in existence as of such amendment or termination.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

        None.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Section 145(a) of the General Corporation Law of the State of Delaware (the "GCL") provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his conduct was unlawful.

        Section 145(b) of the GCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he or she acted under similar standards to those set forth above, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

        Section 145 of the GCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsection (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against such officer or director and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

        As permitted by Section 102(b)(7) of the GCL, the Company's Certificate of Incorporation provides that a director shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. However, such provision does not eliminate or limit the liability of a director for acts or omissions not in good faith or for breaching his or her duty of loyalty, engaging in intentional misconduct or knowingly violating the law, paying a dividend or approving a stock repurchase which was illegal, or obtaining an improper personal benefit. The Company's Certificate of Incorporation requires that directors and officers be indemnified to the maximum extent permitted by Delaware law.

        The Company has entered into indemnity agreements with each of its directors and officers. These indemnity agreements require that the Company pay on behalf of each director and officer party thereto any amount that he or she is or becomes legally obligated to pay because of any claim or claims made against him or her because of any act or omission or neglect or breach of duty, including any actual or alleged error or misstatement or misleading statement, which he or she commits or suffers while acting in his or her capacity as a director and/or officer of the Company and solely because of his or her being a director and/or officer. Under the GCL, absent such an indemnity agreement, indemnification of a director or officer is discretionary rather than mandatory (except in the case of a proceeding in which a director or officer is successful on the merits). Consistent with the Company's Bylaw provision on the subject, the indemnity agreements require the Company to make prompt payment of defense and investigation costs and expenses at the request of the director or officer in advance of indemnification, provided that the recipient undertakes to repay the amounts if it is ultimately determined that he or she is not entitled to indemnification for such expense and provided further that such advance shall not be made if it is determined that the director or officer acted in bad faith or deliberately breached his or her duty to the Company or its stockholders and, as a result, it is more likely than not that it will ultimately be determined that he or she is not entitled to indemnification under the terms of the indemnity agreement. The indemnity agreements make the advance of litigation expenses mandatory absent a special determination to the contrary, whereas under the GCL absent such an indemnity agreement, such advance would be discretionary. Under the indemnity agreement, the Company would not be required to pay or reimburse the director or officer for his or her expenses in seeking indemnification recovery against the Company. By the terms of the indemnity agreement, its benefits are not available if the director or officer has other indemnification or insurance coverage for the subject claim or, with respect to the matters giving rise to the claim, (i) received a personal benefit, (ii) violated Section 16(b) of the Exchange Act or analogous provisions of law, or
(iii) committed certain acts of dishonesty. Absent the indemnity agreement, indemnification that might be made available to directors and officers could be changed by amendments to the Company's Certificate of Incorporation or Bylaws.

        The Company has a policy of directors' liability insurance which insures the directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

        Not applicable.

ITEM 8. EXHIBITS.

Exhibit No.       Description
-----------       -----------
     4            Allergan, Inc. Executive Deferred Compensation Plan, as
                  amended and restated, effective January 1, 2000.

     5 Opinion of Counsel (relating to legality of securities being registered).

    23.1          Consent of KPMG LLP, independent auditors.

    23.2          Consent of Counsel (contained in Exhibit 5 hereto).

    24.           Power of Attorney (contained on signature page hereto).

ITEM 9. UNDERTAKINGS.

        (a) The undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for a filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on January 3, 2000.

                                        ALLERGAN, INC.

                                        By: /s/ Francis R. Tunney, Jr.
                                            ------------------------------------
                                        Francis R. Tunney, Jr.
                                        Corporate Vice President-Administration,
                                        General Counsel and Secretary


                                POWER OF ATTORNEY

         Each person whose signature appears below constitutes and appoints Francis R. Tunney, Jr. his true and lawful attorneys-in-fact and agents, each acting alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, with full powers and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming that all said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the date indicated.


                 SIGNATURE                                        TITLE                                 DATE
                 ---------                                        -----                                 ----
          /s/ David E. I. Pyott                   President and Chief Executive Officer           January 3, 2000
------------------------------------------           (Principal Executive Officer)
              David E. I. Pyott


          /s/ Herbert W. Boyer                            Chairman of the Board                   January 4, 2000
------------------------------------------
              Herbert W. Boyer, Ph.D.


          /s/ Eric Brandt                      Corporate Vice President and Chief Financial       January 3, 2000
------------------------------------------       Officer (Principal Financial Officer)
              Eric K. Brandt


          /s/ Dwight J. Yoder                      Senior Vice President and Controller           January 4, 2000
------------------------------------------            (Principal Accounting Officer)
              Dwight J. Yoder


          /s/ Gavin Herbert                            Chairman Emeritus, Director                January 3, 2000
------------------------------------------
              Gavin S. Herbert


          /s/ William R. Grant                                   Director                         January 4, 2000
------------------------------------------
              William R. Grant


          /s/ Lester J. Kaplan                                   Director                         January 3, 2000
------------------------------------------
              Lester J. Kaplan, Ph.D.


          /s/ Michael Gallagher                                  Director                         January 4, 2000
------------------------------------------
              Michael R. Gallagher


          /s/ Karen R. Osar                                      Director                         January 4, 2000
------------------------------------------
              Karen R. Osar

                                  EXHIBIT INDEX

Exhibit No.       Description
-----------       -----------
     4            Allergan, Inc. Executive Deferred Compensation Plan, as
                  amended and restated, effective January 1, 2000.

     5 Opinion of Counsel (relating to legality of securities being registered).

    23.1          Consent of KPMG LLP, independent auditors.

    23.2          Consent of Counsel (contained in Exhibit 5 hereto).

    24.           Power of Attorney (contained on signature page hereto).